Exhibit 99.1

June 1, 2023

Dear Partner:

We are pleased to update you on recent events of Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”). As of March 31, 2023, the Partnership owned an approximate 24% non-operated working interest in 295 producing oil and natural gas wells and future development sites in the Sanish field of North Dakota. Over the past year, we have completed nearly 30 new wells and we have four wells that we anticipate will be completed this summer. Our proportionate share to finish these four wells is approximately $2 million. These newly completed wells have provided additional cash flow to continue paying down the debt we obtained to drill the wells. Specifically, last month we were able to reduce our outstanding debt by $6.5 million, and we currently have only $12 million outstanding.

Any accumulated unpaid distributions as defined in the prospectus will be paid off after payment of all debt, capital requirements, existing expenses and current distributions given there is sufficient excess cash flow. As of March 31, 2023, accumulated unpaid distributions for the period March 2020 through November 2021 were approximately $45 million, or $2.39 per common unit.

As we have disclosed in our recent filings with the Securities and Exchange Commission (SEC), the state of North Dakota informed us that we must start paying taxes on behalf of the limited partners in this program. We have reached a settlement for tax years 2020 and 2021 of approximately $243,000 (about $0.013 per share), which was paid in May 2023. We anticipate we will have to make the 2022 payment for the limited partners in the fourth quarter. These tax withholding payments will reduce the unpaid distributions total. Your proportionate share of these tax payments, and any payments made in the future for tax years 2023 and beyond, will be reflected in the K-1 tax forms you receive from us. Please consult with your tax advisor upon receipt of your K-1 next spring.

We have paid approximately $133 million in distributions, or $8.39 per common unit, to our limited partners since inception of the Energy 11 program.

As operations have continued to be cash flow positive, we remain optimistic of the future of Energy 11. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyeleven.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 31, 2023. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.